UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2020

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Lee Road, Suite 200

Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484)  324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.00001 par value	ACRS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)  or Rule 12b‑2  of the Securities Exchange Act of 1934 (§240.12b‑2  of this chapter).

Emerging growth company ☑

If an emerging growth company,  indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2020, the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) appointed Vincent Milano to serve as a director of the Company, effective immediately.  Mr. Milano will serve as a Class III director whose term will expire at the 2021 annual meeting of stockholders.  Mr. Milano was also appointed as a member of the Company’s compensation committee, effective immediately, thereby increasing the number of members serving on such committee from three to four. There is no arrangement or understanding between Mr. Milano and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Milano and any of the Company’s other directors or executive officers.  There have been no transactions since January 1, 2019 to which the Company has been a participant in which the amount involved exceeded or will exceed $120,000 and in which Mr. Milano, or any members of his immediate family, had or will have a direct or indirect material interest.  Additional information about Mr. Milano is set forth below.

Vincent Milano,  age 56, has served as the President and Chief Executive Officer, and as a member of the board of directors, of Idera Pharmaceuticals, Inc., a publicly held biopharmaceutical company, since December 2014. Prior to joining Idera, between 1996 and 2014, Mr. Milano served in increasingly senior roles at ViroPharma Inc., a pharmaceutical company that was acquired by Shire Plc in 2014, most recently as Chairman, President and Chief Executive Officer from 2008 to 2014. Prior to joining ViroPharma, Mr. Milano served in increasingly senior roles, most recently as a senior manager, at KPMG LLP, an independent registered public accounting firm, from 1985 to 1996. Mr. Milano also served on the board of directors of ViroPharma from 2008 to 2014, Spark Therapeutics, Inc. from 2014 to 2019 and Vanda Pharmaceuticals Inc. from 2010 to 2019. Mr. Milano currently serves on the board of directors of VenatoRx Pharmaceuticals, Inc., a private company, and Life Sciences Cares Philadelphia, a non-profit organization. Mr. Milano holds a Bachelor of Science degree in Accounting from Rider College.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Milano was granted a nonqualified stock option to purchase 22,000 shares of the Company’s common stock with an exercise price of $1.85 per share, which was the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments, subject to Mr. Milano’s Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan (the “2015 Plan”)) as of each such vesting date.  Additionally, Mr. Milano will be entitled to receive a $40,000 annual retainer for his service as a director and a $6,000 annual retainer for his service on the compensation committee.  At each annual stockholder meeting following which Mr. Milano’s term as a director continues (beginning with the 2020 annual meeting of stockholders), Mr. Milano will be entitled to receive (a) a stock option to purchase 11,000 shares of common stock under the 2015 Plan, vesting monthly over one year from the grant date, subject to his Continuous Service through the applicable vesting date or (b) if approved by the Board or the compensation committee prior to any such meeting, a number of restricted stock units at a ratio to the number of shares he would have received under clause (a) as determined by the Board or the compensation committee (or any combination of clause (a) and this clause (b)), vesting in one installment on the first anniversary of the grant date, subject to his Continuous Service through the applicable vesting date.  Mr. Milano has also entered into the Company’s standard form of indemnification agreement.

Item 7.01	Regulation FD Disclosure.

On January 8, 2020, the Company issued a press release announcing the appointment of Mr. Milano. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated January 8, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACLARIS THERAPEUTICS, INC.

	By:	/s/ Frank Ruffo
Date: January 8, 2020		Frank Ruffo Chief Financial Officer